Exhibit 99.1

January 14, 2016

Ominto, Inc. Reports Year-End Financial Results for Fiscal 2015

SEATTLE, WA -- (PRNewswire) -- 01/14/16 -- Ominto, Inc. (OTC PINK: OMNT), a global leader in online Cash Back shopping, today reported fiscal 2015 financial results for the twelve months ended September 30, 2015.

For the fiscal year 2015, ended September 30, 2015, revenues were $21.3 million, compared to $4.5 million for the previous fiscal year, reflecting an increase of $16.8 million. The increase was primarily a result of increased sales of VIP memberships and increased commission income generated from purchases on the company’s Cash Back shopping portal.

Loss from continuing operations for the fiscal year ended September 30, 2015 was $12.2 million, as compared to a loss of $6.9 million in the fiscal year 2014. The higher loss resulted primarily from an increase of $7.1 million in non-cash equity compensation and higher expenses for building a new platform and for global expansion. The total increase in expenses of $10.6 million was partially offset by higher gross income of $6.1 million.

Income from discontinued operations was $0.5 million compared to $5.6 million for the years ended September 30, 2015 and 2014, respectively. Net loss for fiscal year 2015 was $11.7 million resulting in loss per share of $1.35, as compared to a net loss of $1.3 million, or earnings per share of $0.80 for fiscal year 2014. Comprehensive net loss was $10.4 million compared to a net loss of $0.8 million for the years ended September 30, 2015 and 2014, respectively.

Commenting on today's announcement, Ivan Braiker, President and Chief Executive Officer, stated: "We believe our financial performance last fiscal year, particularly our revenue growth, is an indication of continued consumer interest in Cash Back rewards and success in growing our sales network and partnerships. We expect the launch of the new Ominto.com website in early 2016, expansion of our sales channels and partner program and growth in our merchant network to further enhance our ability to drive additional revenue growth. Furthermore, we intend to expand the availability of technology features and consumer offers to create an even more compelling user experience for shoppers. These efforts will inherently increase traffic and usage of Ominto.com and our partner websites."

For more information, please visit Ominto's corporate website http://inc.ominto.com.

About Ominto, Inc.

Ominto, Inc. is a global e-commerce leader and pioneer of online Cash Back shopping, delivering value-based shopping and travel deals through its international network of shopping websites and Partner sites. At Ominto.com or at Partner sites powered by Ominto.com, consumers will shop at their favorite stores, save with the best coupons and deals, and earn Cash Back with each purchase. Ominto.com will feature thousands of brand name stores and industry-leading travel companies from around the world, providing Cash Back savings to consumers in more than 120 countries. Ominto Partner will offer a customized co-branded version of the Ominto.com shopping and travel platform to businesses and non-profits, providing them with a professional, reliable web presence that builds brand loyalty with their members, customers or constituents while earning commission for the organization and Cash Back for shoppers on each transaction.

Forward-looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Ominto's strategy, future operations, future financial positions, prospects, plans and objectives of management are forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "to," "plan," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "target" or "continue" and similar expressions (or the negative of these terms) are intended to identify forward-looking statements. These forward statements include, among other things, statements about management's estimates regarding future revenues and financial performance and other statements about management's beliefs, intentions or goals. Ominto may not actually achieve the expectations disclosed in the forward-looking statements and you should not place undue reliance on Ominto's forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to: our ability to successfully obtain consumer and/or market acceptance of our membership Cash Back program; the ability to attract customers who purchase through our website; our ability to obtain additional funding and/or generate sufficient working capital to fund our operations; the ability to establish and/or maintain a large growing base of productive business associates; the ability to develop and/or maintain our growing Partner programs; the ability to obtain and maintain digital coupon content on our website; the risks related to Ominto's ability to manage its growth, including accurately planning and forecasting its financial results; the competitive environment for Ominto's business; Ominto's ability to protect consumer data and our intellectual property; the ability to adapt to mobile and technological change; the need to manage regulatory, tax and litigations risk; Ominto's ability to manage international business uncertainties; along with other risks and potential factors that could affect Ominto's business and financial results identified in Ominto's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

Contact:

Ominto, Inc.

Tom Vogl

investorrelations@ominto.com

(561) 362-2381

Source: Ominto, Inc.